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                                                                   EXHIBIT 10.3

                             DELTA AIR LINES, INC.

                      DIRECTOR'S CHARITABLE AWARD PROGRAM
                    (AS AMENDED EFFECTIVE OCTOBER 23, 1997)


1.       PURPOSE OF THE PROGRAM

The Delta Air Lines, Inc. Director's Charitable Award Program (the "Program") allows each eligible Director of Delta Air Lines, Inc. (the "Company") to recommend that the Company, through The Delta Air Lines Foundation or otherwise under Section 10 of the Program (the "Foundation"), make a $1,000,000 donation to the eligible tax-exempt organizations(s) (the "Donee(s)") selected by the Director, with the donation to be made, in honor of the Director, in five equal annual installments of $200,000, with the first installment to be made as soon as is practicable after the Director's death. The purpose of the Program is to acknowledge the service of the Company's Directors, and recognize the charitable interest of the Company and its Directors in supporting worthy institutions.

2.       ELIGIBILITY

All persons serving as Directors of the Company as of June 1, 1991, and all Directors who join the Board of Directors after that date but prior to July 29, 1994, shall be immediately eligible to participate in the Program on the effective date of their election to the Board.

3.       RECOMMENDATION OF DONATION

When a Director becomes eligible to participate in the Program, he or she may make a written recommendation to the Company, on a form approved by the Company for this purpose, designating the Donee(s) which he or she intends to be the recipient(s) of the donation to be made in his or her honor. Subject to Section 10 of the Program, a Director may revise or revoke any such

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recommendation prior to his or her death by signing a new recommendation form and submitting it to the Company.

4.       AMOUNT AND TIMING OF DONATION

Each eligible Director may recommend one organization to receive a donation of $1,000,000, or up to five organizations to receive donations aggregating $1,000,000. If and to the extent approved by the Foundation, the donation will be made by the Foundation in honor of the Director in five equal annual installments of $200,000, with the first installment to be made as soon as is practicable after the Director's death. If a Director recommends more than one Donee, each Donee will receive a prorated portion of each annual installment. If and to the extent approved by the Foundation, each annual installment payment will be divided among the recommended organizations in the same proportions as the total donation amount has been allocated among the organizations by the Director, except that a Director may request the Company to request the Foundation to allocate the installment payments in a different manner.

5.       DONEES

In order to be eligible to receive a donation, a recommended organization must qualify as a tax-exempt organization under Internal Revenue Code Section 501(c)(3), and must be reviewed and approved by the Committee (as defined in Section 9 of the Program). A recommendation will be approved only if the Committee, in its sole discretion, determines that the goals and purposes of the organization are consistent with the business purposes and charitable philosophy of the Company.

6.       FORFEITURE

Subject to Section 10 of the Program, no donation will be made in honor of a Director after he or she terminates Board service, unless such termination of service is as a result of death, disability, retirement at the date applicable to such Director pursuant to the Company's By-Laws, or such other


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circumstances as deemed appropriate by the Committee; provided, however, that a donation may be made in honor of a Director who is or was a full-time employee of the Company and pursuant to the Company's By-Laws has resigned from the Board coincident with retirement from full-time employment if such Director retires from or has already retired from the Company at the normal retirement date determined under the retirement or pension plan of the Company or subsidiary applicable to the Director.

7.       FUNDING AND PROGRAM ASSETS

The Company plans to fund the Program through corporate contributions to the Foundation, subject to Section 10 of the Program. No Director shall have any right or interest in any asset or trust fund of the Company or the Foundation, or be deemed to have any beneficial interest in any trust, actual or constructive, created under the Program, including without limitation any insurance policy acquired under Section 10 of the Program. No recommended Donee shall have any right or interest in any asset or trust fund of the Company or the Foundation, or be deemed to have any beneficial interest in any trust, actual or constructive, created under the Program, except to the extent specified in Section 10 of the Program.

8.       AMENDMENT OR TERMINATION

Subject to Section 10 of the Program, the Board of Directors of the Company may, at any time, without the consent of the Directors participating in the Program, amend, suspend, or terminate the Program. There can be no assurance that a donation will be made, and neither the Director nor the recommended organization acquires any legal right to such donation by virtue of the recommendation.


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9.       ADMINISTRATION

The Program shall be administered by the Personnel, Compensation & Nominating Committee of the Board prior to August 29, 1997, and the Corporate Governance Committee of the Board after that date (the "Committee"). The Committee shall have plenary authority in its discretion, but subject to the provisions of the Program, to prescribe, amend, and rescind rules, regulations and procedures relating to the Program. The determination of the Committee on the foregoing matters shall be conclusive and binding on all interested parties. Notwithstanding anything in the Program to the contrary, the Foundation, in its sole discretion, shall have authority to determine whether to make contributions to recommended Donees and, if the Foundation determines to make a contribution, the amount and manner of such contribution.

10.      CHANGE IN CONTROL

In the event of a "Change in Control," (a) the Program may not be amended or terminated with respect to a former or then serving Director eligible to participate in the Program under Section 2, and (b) the Company will immediately purchase insurance policies to fund recommended donations, pay all premiums necessary to support any such insurance policies (for the entire term of the policies) and place the policies into a trust administered by an independent trustee, and the Company will immediately designate the recommended Donees previously approved by the Committee as beneficiaries for all such policies. For purposes of the Program, the term "Change in Control", and the following additional terms used in that definition, "Affiliate", "Associate", "Beneficial Ownership", "Board", "Company", "Exchange Act", "Excluded Person", "Holding Company", "Person", "Subsidiary" and "Voting Stock", will be as defined in the Company's 1989 Stock Incentive Plan as in effect on July 24, 1997, and "Participant", as used in the definition of "Change in Control" shall mean a former or then serving Director eligible to participate in the Program.


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11.      GOVERNING LAW

The Program shall be construed and enforced according to the laws of the State of Georgia, and all provisions thereof shall be administered according to the laws of said State.

12.      EFFECTIVE DATE

The effective date of the Program shall be September 1, 1991.


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